Exhibit 99.1

Spartan Motors, Inc. 1000 Reynolds Rd. Charlotte, MI 48813 USA Telephone 517.543.6400 Facsimile 517.543.5403 Website – www.spartanmotors.com

FOR IMMEDIATE RELEASE

Spartan Motors Reports First Quarter Results, Orders and Backlog Improve

CHARLOTTE, Mich., April 26, 2011 – Spartan Motors, Inc. (NASDAQ: SPAR) today announced operating results for the first quarter of 2011.  Revenues were $95.1 million, down 19.1 percent compared to the same quarter of the prior year, which drove a net loss of $0.9 million, or $0.03 per diluted share, compared to breakeven results for the same period in 2010.  Highlights for the quarter include increased order intake and progress on key strategic initiatives.

Compared to the same quarter of 2010, the first quarter’s revenue and gross margin reflect a product mix shift from emergency response products, recreational vehicle chassis and aftermarket parts and assemblies (APA) to service and delivery vehicles.  Results also reflect the impact of a softening emergency response market, partially offset by improvements in the service and delivery market.  Order intake climbed with a 42.7 percent sequential improvement over the fourth quarter of 2010, driven by service and delivery vehicle and emergency response chassis orders.  This improvement is reflected in the consolidated backlog of $166.1 million, up 23.5 percent from year end.

Management remained focused on all four pillars of its operational plan during the quarter.  The four-part operational plan comprised of offering compelling products, growing profitable market share, achieving and maintaining a strong balance sheet and effectively managing the Company’s cost structure, is intended to ensure long-term profitable growth and alignment with shareholder interests.

First quarter 2011 results:
•	Net sales of $95.1 million (down 19.1 percent from Q1 2010)
•	Gross margin of 13.6 percent of sales (down from 14.3 percent in Q1 2010)
•	Operating expenses of $14.3 million (down $1.9 million from $16.2 million in Q1 2010)
•	Net loss of $0.9 million or $0.03 per diluted share
•	Cash from continuing operations of $11.8 million (up $2.6 million from Q1 2010)
•	Ending consolidated backlog of $166.1 million (up 23.5 percent from Q4 2010)
•	Debt of $5.2 million
•	Cash balance of $25.0 million

“We anticipated a tough environment in the first half of 2011, and while unhappy with the loss, we are moving forward and expect to be in a better position for the second half of 2011.  We made progress in each area of our four-part operational plan during the quarter.  Two parts were addressed with the recent acquisition of Classic Fire as it exemplifies our commitment to delivering compelling new products and growing profitable market share. This acquisition also demonstrates our commitment to the emergency response market as we expanded our emergency response line and added leadership talent to our bench,” said John Sztykiel, President and CEO of Spartan Motors.

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“The growth of orders and the increase in backlog were driven by new orders for both service and delivery vehicles and fire truck chassis.  These improvements are a result of Spartan’s revenue diversification and growth strategy, which includes growth through acquisitions, alliances and organic new product development,” added Sztykiel.

Profitable Growth Opportunities and Compelling Products
•
At the March Fire Department Instructors Conference (FDIC) - the largest fire rescue training conference in the world - Spartan Chassis formally introduced its newest cab and chassis, the “Spartan Force”.  This recent product addition offers custom features, such as improved performance, spacious cab and lifetime frame warranty, all at an aggressive market-penetrating price.

•
The assembly of the N-Series gas cab and chassis, in partnership with Isuzu Commercial Truck of America, illustrates another seized opportunity and demonstrates Spartan’s ability to leverage its chassis expertise.  This product will ramp-up during 2011.

•
A Secondary Power System (SPS), introduced at FDIC for the emergency response market by Spartan Chassis, delivers significant improvements in fuel consumption, exhaust emissions and noise pollution, while enhancing main engine service life and maintenance needs.

•
Execution of a multi-year supply agreement with Navistar Engine Group expanded the offering of clean diesel engine technology to include an advanced exhaust gas recirculation (EGR) option on a Spartan Chassis’ Gladiator.  Spartan Chassis already offers a selective catalyst reduction (SCR) engine technology that meets the EPA’s 2010 engine emission standards.

•
The Reach™, a commercial van offering up to 35 percent better fuel economy, debuted at the 2011 National Truck Equipment Association’s “The Work Truck Show" in March.  This compelling product establishes a new benchmark for safety, performance and cost-effectiveness and further solidifies Utilimaster’s technical leadership in the service and delivery market.

•
Crimson Fire significantly expanded its product portfolio with the addition of the Classic Series.  Consisting of eight new product offerings, this product line complements the Legend and Star Series.  The Classic Series offers high performance and is already known for durability and unparalleled quality at affordable prices – a critical market position given current economic realities.

•
Proprietary pump modules and tankers, featuring the most durable aluminum extruded body structures in the industry, are examples of new customer-desired products that are now available as a result of the Classic Fire acquisition.

•
Crimson Fire was awarded a multi-year international contract with Bomberos de Chile for the production of as many as 30 units, reinforcing the Company’s “global” strategic directive.  Five of these vehicles are planned for shipment in the fourth quarter of 2011.

•
Other compelling products offering profitable opportunities in 2011 include vehicle retrofitting with features like the installation of keyless entry pads and safe loading systems in large fleet vehicles.

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Delays in finalizing the 2011 federal budget resulting in continued stopgap measures created additional headwinds for government funded programs.  Accordingly, defense and government markets are expected to remain soft in 2011, negatively impacting Spartan’s emergency response and APA businesses.   While there are growth initiatives in these markets, the Company does not expect them to fully offset the downward pressure from the overall market conditions.

“We are not satisfied with our revenue and earnings performance, and will continue our efforts to grow the top line, while further tightening our cost structure.  These actions are necessary to align our operations with market shifts and our changing product mix,” said Joe Nowicki, Chief Financial Officer.

“However, we are pleased with our improved financial strength, driven by our continued company-wide focus on working capital.  We improved our inventory days outstanding by 17 days over the prior year and improved our cash balance by more than $10 million, even after setting aside over $4 million in cash for the acquisition of Classic Fire.  During the quarter, almost $12 million in cash was generated from operations, reflecting a 13-day improvement in our cash conversion cycle over the same quarter of 2010,” added Nowicki.

Managing Costs and Strengthening the Balance Sheet
•
Consolidated net sales for the quarter were $95.1 million, down 19.1 percent from the same quarter last year reflecting overall market declines in the emergency response, recreational vehicle and military segments.

•
Gross margin fell to 13.6 percent in the first quarter, from 14.3 percent for the same period in 2010. Margin compression was driven by the shift in product mix, including a larger portion of service and delivery vehicles.

•
Operating expense improved by $1.9 million or 11.6 percent year over year, to $14.3 million. This improvement was driven by continued cost containment efforts and a lower R&D spend versus 2010, despite increased marketing expenses in 2011 due to the timing of major trade shows.

•	As a percent of revenues, operating expense increased to 15.0 percent, from 13.8 percent in the same quarter of 2010, due to the decreased revenue level.

•
The effective tax rate was reduced to 33 percent in the first quarter of 2011 compared to 35 percent in the prior year, as the Company was able to take advantage of recently extended R&D income tax credits.

•	Net loss during the quarter of $0.9 million, or $0.03 per diluted share, compared to approximately breakeven results in the same quarter of 2010.

•
The cash conversion cycle improved by 13 days quarter over quarter, excluding the Company’s Road Rescue discontinued operations.  Improvements were driven by aggressive working capital management, and more targeted inventory reduction efforts.

•
A robust $11.8 million in cash generation from operations funded the acquisition of Classic Fire without the need for additional borrowing.  This is an increase of $2.6 million compared to the $9.2 million of cash generated in the first three months of 2010, driven by aggressive cost and balance sheet management.

•
Consolidated backlog expanded 23.5 percent to $166.1 million as of March 31, 2011, up from $134.5 million at year end 2010, driven by new orders for service and delivery vehicles and fire truck chassis.   Compared to the same quarter of 2010, the backlog is down as a result of accelerated orders previously received and filled in advance of the EPA’s 2010 engine emission change.

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Mr. Sztykiel concluded: “Spartan Motors is better positioned now than at any time during the past three years in light of very challenging times, as we have a more reliable and diversified revenue stream, compelling new products, and a more tightly managed cost structure.  This strength, coupled with our talented leadership team, sound strategic plan, invaluable alliances and strong balance sheet, provide a solid foundation for continued strength and the ability to aggressively invest in our future.”

Conference Call, Webcast and Roadcast®
Spartan Motors will host a conference call for analysts and portfolio managers at 10 a.m. ET today to discuss these results and current business trends. To listen to a live webcast of the call, please visit www.spartanmotors.com, click on “Shareholders,” and then on “Webcasts.”

For more information about Spartan, please view the Company’s Roadcast “digital roadshow” designed for investors. To launch the Spartan Motors Roadcast, please visit www.spartanmotors.com and look for the “Virtual Road Show” link on the right side of the page.

About Spartan Motors

Spartan Motors, Inc. designs, engineers and manufactures specialty chassis, specialty vehicles, truck bodies and aftermarket parts for the recreational vehicle (RV), emergency response, government services, defense, and service and delivery markets. The Company's brand names- SpartanTM, Crimson FireTM, Crimson Fire AerialsTM, and Utilimaster®- are known for quality, value, service and first-to-market innovation. The Company employs approximately 1,600 at facilities in Michigan, Pennsylvania, South Dakota, Indiana, Florida and Texas. Spartan reported sales of $481 million in 2010 and is focused on becoming a global leader in the design, engineering and manufacture of specialty vehicles and chassis. Visit Spartan Motors at www.spartanmotors.com.

This release contains several forward-looking statements that are not historical facts, including statements concerning our business, strategic position, financial strength, future plans, objectives, and the performance of our products. These statements can be identified by words such as "believe," "expect," "intend," "potential," "future," "may," "will," "should," and similar expressions regarding future expectations.  These forward-looking statements involve various known and unknown risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, and likelihood.  Therefore, actual performance and results may materially differ from what may be expressed or forecasted in such forward-looking statements.  Factors that could contribute to these differences include operational and other complications that may arise affecting the implementation of our plans and business objectives; continued pressures caused by economic conditions and the pace and extent of the economic recovery; challenges that may arise in connection with the integration of new businesses or assets we acquire or the disposition of assets; issues unique to government contracting, such as competitive bidding processes, qualification requirements, and delays or changes in funding; disruptions within our dealer network; changes in our relationship with major customers, suppliers, or other business partners, including Isuzu; changes in the demand or supply of products within our markets or raw materials needed to manufacture those products; and changes in laws and regulations affecting our business.   Other factors that could affect outcomes are set forth in our Annual Report on Form 10-K and other filings we make with the Securities and Exchange Commission (SEC), which are available at www.sec.gov or our website.  All forward-looking statements in this release are qualified by this paragraph.  Investors should not place undue reliance on forward-looking statements as a prediction of actual results.  We undertake no obligation to publicly update or revise any forward-looking statements in this release, whether as a result of new information, future events, or otherwise.

CONTACT:
John Sztykiel, CEO, or	Paula Droste
Joseph Nowicki, CFO	Director of Investor Relations and Treasury
Spartan Motors, Inc.	Spartan Motors, Inc.
(517) 543-6400	(517) 997-3802
paula.droste@spartanmotors.com

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Spartan Motors, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2011		2010
Sales	$95,133		$117,636
Cost of products sold	82,171		100,795
Gross profit	12,962	13.6%	16,841	14.3%

Operating expenses:
Research and development	3,548	3.7	5,012	4.3
Selling, general and administrative	10,743	11.3	11,162	9.5
Total operating expenses	14,291	15.0	16,174	13.8

Operating income (loss)	(1,329)	(1.4)	667	0.5

Other income (expense):
Interest expense	(95)	(0.1)	(318)	(0.3)
Interest and other income	84	0.1	66	0.1
Total other income (expense)	(11)	(0.0)	(252)	(0.2)

Earnings (loss) before taxes	(1,340)	(1.4)	415	0.3

Taxes	(442)	(0.5)	145	0.1

Net earnings (loss) from continuing operations	(898)	(0.9)	270	0.2

Net loss from discontinued operations	-	-	(267)	(0.2)

Net earnings (loss)	$(898)	(0.9)	$3	0.0

Basic net earnings (loss) per share
Earnings (loss) from continuing operations	$(0.03)		$0.01
Loss from discontinued operations	-		(0.01)
	$(0.03)		$0.00

Diluted net earnings (loss) per share
Earnings (loss) from continuing operations	$(0.03)		$0.01
Loss from discontinued operations	-		(0.01)
	$(0.03)		$0.00

Basic weighted average common shares outstanding	32,652		32,905

Diluted weighted average common shares outstanding	32,652		33,069

Spartan Motors, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except par value)

	March 31,
	2011	December 31,
	(Unaudited)	2010
ASSETS
Current assets:
Cash and cash equivalents	$24,993	$14,507
Accounts receivable, less allowance of $758 and $996	41,605	52,542
Inventories	61,436	60,161
Deferred income tax assets	6,218	6,218
Income taxes receivable	3,203	2,890
Other current assets	3,365	3,636
Total current assets	140,820	139,954

Property, plant and equipment, net	70,369	71,268
Goodwill	18,418	18,418
Intangible assets, net	10,817	10,946
Other assets	5,766	1,163
TOTAL ASSETS	$246,190	$241,749

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$24,769	$17,970
Accrued warranty	5,897	5,702
Accrued customer rebates	1,230	1,205
Accrued compensation and related taxes	3,856	3,680
Accrued vacation	1,821	1,635
Deposits from customers	2,778	3,902
Other current liabilities and accrued expenses	5,880	7,528
Current portion of long-term debt	92	102
Total current liabilities	46,323	41,724

Other non-current liabilities	4,553	4,284
Long-term debt, less current portion	5,124	5,122
Deferred income tax liabilities	7,640	7,640

Shareholders' equity:
Preferred stock, no par value: 2,000
shares authorized (none issued)	-	-
Common stock, $0.01 par value; 40,000 shares
authorized; 33,248 and 33,215 outstanding	332	332
Additional paid in capital	69,184	68,715
Retained earnings	113,034	113,932
Total shareholders' equity	182,550	182,979
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$246,190	$241,749

Spartan Motors, Inc. and Subsidiaries
Sales and Other Financial Information by Business Segment
Three Months Ended March 31, 2011
(Unaudited)

Three Months Ended March 31, 2011 (in thousands)

	Business Segments
	Specialty Vehicles	Service & Delivery Vehicles	Other	Consolidated

Fire Truck Chassis Sales	$30,617			$30,617
Fire Truck Body Sales	7,945			7,945
Motorhome Chassis Sales	19,033			19,033
Utilimaster Product Sales		$19,339		19,339
Other Product Sales
Vehicles	4,463			4,463
Aftermarket Parts and Assemblies	9,428	4,308		13,736

Total Sales	$71,486	$23,647	$-	$95,133

Interest Expense	$5	$90	$-	$95
Depreciation and Amortization Expense	1,239	572	586	2,397
Net Earnings (Loss) from Continuing Operations	673	(863)	(708)	(898)

Period End Backlog (in thousands)

	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010	March 31, 2011

Fire Truck Chassis*	$101,730	$79,336	$67,629	$53,730	$45,351
Fire Truck Bodies*	29,065	23,475	22,011	26,659	26,477
Motorhome Chassis *	16,731	13,048	13,049	16,146	12,005
Other Product *
Vehicles	15,396	14,276	12,514	8,073	7,436
Aftermarket Parts and Assemblies	7,864	32,311	18,375	6,019	1,920
Total Specialty Vehicles	170,786	162,446	133,578	110,627	93,189
Service and Delivery Vehicles *	35,146	43,292	38,989	23,900	72,904
Total Backlog (Continuing Operations)	$205,932	$205,738	$172,567	$134,527	$166,093

* Anticipated time to fill backlog orders at March 31, 2011; 2 months or less for motorhome chassis; 8 months or less for service and delivery vehicles; and 4 months or less for for fire truck apparatus and other products.